Exhibit 10.27

1	FAST START BONUS (PAID WEEKLY)*

Be rewarded with a bonus on the new people that you enroll.

If your Personal Volume (PV) is between 100-199	If your PV is 200 or more
30%	40%
EXAMPLE OF THE FAST START BONUS (AT 200 PV)

In your first month you enroll three people at $1000 (850 PV). By enrolling three people at the $1000 pack you have quickly recouped your initial investment.

2	FAST START BONUS POOL (PAID MONTHLY)

5% of total sales volume creates this bonus pool, which is then divided into shares. Receive 1 share in this pool for every 5 personal enrollments per month with a minimum of 100 PV.

3 UNILEVEL COMMISSION (PAID MONTHLY)

	Level	%	# of people
Earn long-term residual income on product sales within your entire organization. Paid nine dynamically compressed levels. Make sure you understand how dynamic compression works this is not simple compression).	1	2%	5
	2	5%	25
	3	9%	125
	4	5%	625
	5	5%	3,125
	6	5%	15,625
	7	5%	78,125
	8	5%	390,625
	9	2%	1,953,125
4	GENERATIONAL MATCHING BONUS (PAID MONTHLY)**

Earn a 10% match on the unilevel checks of your personal enrollments. Earn an additional 5% down 4 enrollment generations of your personal enrollments. (You must enroll 1 person per month with 100 PV in order to earn the monthly Matching Bonus through Pro 6.)

EXAMPLE If you enroll 5, you are matching 10% of their unilevel. If they enroll 5, you are matching 5% of 25 distributors’ unilevel checks. If they each enroll 5, you are matching 5% of 125 distributors’ unilevel checks. If they each enroll 5, you are matching 5% of 625 distributors’ unilevel checks. If they each enroll 5, you are matching 5% of 3,125 distributors’ unilevel checks.

5	LEADERSHIP BONUS POOL

4% of the commissionable sales are paid to qualified Pro 7 through Pro 10 distributors.

25% of the pool is shared by Pro 10s
25% of the pool is shared by Pro 9s and 10s
25% of the pool is shared by Pro 8s, 9s and 10s
25% of the pool is shared by Pro 7s, 8s, 9s and 10s

3 SIMPLE STEPS TO GET STARTED